                                                                    EXHIBIT 10.2

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 22nd day of February, 2000 and effective as of January 1, 2000, by and between MASTER GRAPHICS, INC., a Tennessee corporation (the "Company"), and P. MELVIN HENSON, JR. (the "Executive").

     WHEREAS, the Company and Executive entered into that certain employment agreement between the Company and Executive effective as of March 31, 1998 (the "Original Employment Agreement");

     WHEREAS, the Company and the Executive desire to enter into this Agreement which supercedes and replaces in its entirety the Original Employment Agreement;

     WHEREAS, the Company is engaged in the business of providing general commercial printing services to its customers; and

     WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company as the Chief Financial Officer of the Company;

     WHEREAS, the Executive desires to be employed by the Company on the terms and subject to the conditions hereinafter stated.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                 SUPERSESSION OF ORIGINAL EMPLOYMENT AGREEMENT

     The Company and the Executive acknowledge and agree that the Original Employment Agreement is hereby terminated by mutual consent and neither the Company nor the Executive shall have any continuing obligation to the other pursuant to the terms of the Original Employment Agreement. The mutual agreements and covenants contained in this Agreement shall replace and supercede in their entirety the provisions of the Original Employment Agreement.

                                   ARTICLE 2
                                TERM AND DUTIES

     2.1  Term; Extension.  The term of this Agreement (the "Term of this
          ---------------
Agreement") shall commence as of January 1, 2000, and shall continue through December 31, 2001. On the second and each successive anniversary of the effective date of this Agreement, the Term of this Agreement shall be extended for an additional one (1) year period, unless either party gives notice of such party's intent not to extend the Term of this Agreement not later than ninety (90) days prior to the end of the then current Term of this Agreement. Termination of the Executive's employment pursuant to this Agreement shall be governed by Article 4
                                                                       ---------
and Article 5.
    ---------

     2.2  Duties.  The Executive shall be employed as the Chief Financial
          ------
Officer of the Company, reporting to the Company's Board of Directors and assuming and discharging such responsibilities as are commensurate with the Executive's position. The Executive shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort to
the performance of his duties hereunder.   The Executive shall be responsible
for the financial affairs of the Company, including the financing of the Company's business, accounting for its assets, liabilities and operations, and the implementation and maintenance of internal accounting controls, subject to direction and control by the Chief Executive Officer and the Board of Directors (including the audit committee of the Board of Directors).

     2.3  Location.  The duties of the Executive shall be performed at such
          --------
locations and places as may be directed by the Board of Directors; provided, however, that the Executive shall not be required to relocate from the Memphis, Tennessee M.S.A. without the consent of the Executive.

                                   ARTICLE 3
                           COMPENSATION AND BENEFITS

     3.1  Base Compensation.  The Company shall pay the Executive a base salary
          -----------------
("Base Salary") of One Hundred Thirty Thousand and 00/100 Dollars ($130,000.00) per annum, subject to applicable withholdings. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase according to the policies and practices adopted by the Board of Directors from time to time; provided, however, that in no event shall the Base Salary be decreased.

     3.2  Annual Performance Bonus.  The Company shall pay the Executive annual
          ------------------------
incentive compensation (each an "Annual Incentive Award") of up to one hundred percent (100%) of his Base Salary, in accordance with policies and based on performance targets established annually by the Compensation Committee of the Board of Directors. The Annual Incentive Award and performance targets for earning the Annual Incentive Award for the period beginning on the effective date hereof and ending on December 31, 2000 are attached hereto as Schedule 3.2
                                                                   ------------
and are incorporated herein by this reference. At such time as the Compensation Committee establishes new levels for incentive awards and new targets, Schedule
                                                                       --------
3.2 shall be updated to reflect the new criteria set forth by the Compensation
---
Committee; provided, however, that Schedule 3.2 shall not be amended more than
                                   ------------
one time per year.

     3.3  Stock Options.  Contemporaneously with the execution of this
          -------------
Agreement, the Company shall enter into that certain Incentive Stock Option Agreement between the Company and the Executive (the "ISO Agreement"), which shall be in substantially the form attached hereto as Exhibit 3.3.
                                                      -----------

     3.4  Additional Benefits.  The Executive shall be entitled to participate
          -------------------
in all employee benefit plans or programs and receive all benefits and perquisites to which salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive shall participate to the extent permissible under the terms and provisions of such plans or programs in accordance with applicable program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, restricted stock programs, stock purchase programs and stock options plans. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives. The Executive shall be entitled to an annual paid vacation as established by the Board of Directors.

     3.5  Life Insurance.  For so long as the Executive is employed by the
          --------------
Company, the Company, at no cost to the Executive (other than taxes owed as a result of the provision of such insurance), shall pay annually up to the lesser of (i) Five Thousand Dollars ($5,000.00) in life insurance premiums or (ii) the amount of premium required to obtain a life insurance policy on the life of the Executive with a death benefit equal to twice the Executive's Base Salary for the year prior to the year in which such policy is procured. The beneficiary(ies) under the Policy shall be designated by the Executive.

     3.6  Business Expenses.  The Company shall reimburse the Executive for all
          -----------------
reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement to the extent the same shall be properly documented in accordance with the Company's policies and rules of the Internal Revenue Service.

     3.7  Withholding.  The Company may directly or indirectly withhold from any
          -----------
payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                   ARTICLE 4
                              DEATH AND DISABILITY

     4.1  Death of Executive.  In the event of the death of the Executive during
          ------------------
the Term of this Agreement, this Agreement shall terminate and the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Annual Incentive Awards, which would be payable on a pro-rated basis for the year in which death occurred, through the date of death.

     4.2  Disability of Executive.  Notwithstanding the disability of the
          -----------------------
Executive, the Company shall continue to pay the Executive pursuant to Article 3
                                                                       ---------
hereof during the Term of this Agreement, unless the Executive's employment is earlier terminated in accordance with this Agreement. In the event the disability continues for a period of three (3) months, the Company may thereafter terminate this Agreement and the Executive's employment. Following such termination, the Company shall pay the Executive amounts equal to his regular installments of Base Salary, as of the date of termination, for a period of six (6) months. All other compensation shall cease except for earned but unpaid Annual Incentive Awards which would be payable on a pro-rated basis for the year in which the disability occurred, through the date of termination.

     4.3  Responsibilities of Executive in the Event of Disability.  During the
          --------------------------------------------------------
period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive shall furnish information and assistance to the Company and from time to time shall make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health. If the Company continuously fails to make payments or provide benefits required as part of this Agreement, the Executive's obligation to provide information and assistance shall end.

     4.4  Definition of Disability.  For purposes of this Agreement, the term
          ------------------------
"disability" shall have the same meaning as is ascribed to such term, or any substantially similar term, in the Company's long term income disability plan as in effect from time to time or if no such plan exists, the meaning ascribed to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE 5
          TERMINATION OF EMPLOYMENT OTHER THAN FOR DEATH OR DISABILITY

     5.1  Termination Without Cause; Constructive Termination.
          ---------------------------------------------------

     (a) Without a Change in Control. If the Executive suffers a Termination Without Cause (hereinafter defined) or Constructive Termination (hereinafter defined) and a Change in Control (hereinafter defined) shall not have occurred within one (1) year prior thereto, the Company shall pay to the Executive upon such termination a lump sum in an amount equal to the sum of the Executive's (i) earned but unpaid Base Salary, if any, for the current fiscal year through the date of termination; (ii) earned but unpaid Annual Incentive Award, if any, for the current fiscal year through the date of termination; (iii) annual Base Salary as in effect at the date of the termination; and (iv) the average of the Annual Incentive Award paid to the Executive for the two (2) immediately preceding completed fiscal years of the Company. For six (6) months following such Termination Without Cause or Constructive Termination, the Company shall reimburse the Executive for the cost of the Executive's major medical health insurance as in effect at the date of termination. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

     (b) Upon a Change in Control. If the Executive suffers a Termination Without Cause or Constructive Termination at the time of or within one (1) year following a Change in Control, the Company shall pay to the Executive in a lump sum upon such termination an amount equal to the sum of the Executive's (i) earned but unpaid Base Salary, if any, for the current fiscal year through the date of termination; (ii) earned but unpaid Annual Incentive Award, if any, for the current fiscal year through the date of termination; (iii) 299% of the Executive's (A) annual Base Salary as in effect at the date of the termination plus (B) the average of the Annual Incentive Award for the two (2) immediately preceding completed fiscal years of the Company. To the extent that such foregoing amount, when added to any other payment in the nature of compensation (within the meaning of Section 280G of the Code, and the regulations promulgated thereunder ("Section 280G")) to or for the benefit of the Executive (or any part of such amount or other payment) constitutes an "excess parachute payment" within the meaning of Section 280G, the amount, if any, of (A) such "excess parachute payment" multiplied by a fraction, the numerator of which is the number one (1.00) and the denominator of which is (I) the number one (1.00) minus (II) the effective tax rate under
Section 280G applicable to the Executive expressed as a decimal, minus (B) the amount of such "excess parachute payment." For six (6) months following such Termination Without Cause or Constructive Termination, the Company shall reimburse the Executive for the cost of the Executive's major medical health insurance as in effect at the date of termination. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

     (c) No Obligation to Mitigate. In the event the Executive's employment is Terminated Without Cause or the Executive suffers a Constructive Termination, the Executive shall have no duty to seek other employment and there shall be no offset against any amounts due to the Executive pursuant to this Section 5.1
                                                                 -----------
attributable to any subsequent employment that the Executive may accept.

     5.2  Termination with Cause; Voluntary Termination.  If the Executive
          ----------------------------------------------
suffers a Termination with Cause (hereinafter defined) or the Executive voluntarily terminates his employment with the Company (a "Voluntary Termination"), then, whether or not there has been a Change in Control, the Company shall not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination. However, earned but unpaid Base Salary through the date of termination shall be paid in a lump sum at such time, and the earned but unpaid Annual Incentive Award, if any, for the year during which such termination occurs shall be pro rated for the portion of the year prior to the date of termination and paid in accordance with the Company's customary practice for payment of incentive compensation.

     5.3  Definitions.  For purposes of this Article 5, the following terms have
          -----------                        ---------
the following meanings:

     (a) A "Change in Control" shall occur if an event or series of events occurs after the effective date of this Agreement which would constitute either a change in ownership of the Company, within the meaning of Section 280G, or a change in the ownership of a substantial portion of the Company's assets, within the meaning of Section 280G, but for purposes of this definition, the fair market value threshold for determining "substantial portion of the Company's assets" shall be "greater than 50%."

     (b) "Constructive Termination" means termination of the Executive's employment by the Executive (i) as a result of a declined reassignment of a job that is not the equivalent of his then current position as set forth herein (in responsibility, compensation or geographic area of service, or (ii) on account of conduct by the Company or the Board that constitutes continuous and material interference by the Company or the Board with the Executive's performance of his duties as set forth in Article 2. The Executive
                                                      ---------
shall have a period of one (1) year after termination of his employment to assert against the Company that he has suffered a Constructive Termination, and after the expiration of such one year period, the Executive shall be deemed to have irrevocably waived the right to such assertion.

     (c) "Termination With Cause" means termination of the Executive's employment by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to (i) the Executive's conviction for a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any affiliate or any of their respective customers or suppliers; (ii) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute; (iii) the Executive's theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company's property or business opportunities; (iv) the Executive's intentional breach of the noncompetition provisions of this Agreement; or (v) the Executive's repeated neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written directive of the Board of Directors or any duly constituted committee thereof that is not inconsistent with the description of the Executive's duties set forth in this Agreement.

     (d) "Termination Without Cause" means termination of the Executive's employment by the Company other than due to the Executive's death or disability or Termination With Cause.

                                   ARTICLE 6
                     OTHER DUTIES OF THE EXECUTIVE DURING
                     AND AFTER THE TERM OF THIS AGREEMENT

     6.1  Additional Information.  The Executive shall, upon reasonable notice,
          ----------------------
during or after the Term of this Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. After the Term of this Agreement, the Executive shall be entitled to receive reasonable compensation for the time expended by him pursuant to this Section 6.1.
                 -----------

     6.2  Confidentiality.
          ---------------

     (a) Access to and Use of Confidential Information. The Executive agrees and acknowledges that through the nature of his work, he shall have access to and shall acquire information and knowledge concerning the business and operations of the Company and its affiliates including, without limitation, any and all trade secrets concerning the business and affairs of the Company and its affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented), and other items that are trade secrets within the meaning of any applicable law; information concerning the business and affairs of the Company and its affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its affiliates containing or based on, in whole or in part, any information included in the foregoing (collectively, "Confidential Information"). The Executive acknowledges that all such Confidential Information is the property of the Company and its affiliates solely and constitutes valuable, proprietary and confidential information of the Company and its affiliates; that the disclosure thereof would cause substantial loss to the goodwill of the Company and its affiliates; that disclosure thereof to the Executive is being made only because of the position of trust and confidence which he shall occupy and because of his agreement to the restrictions herein contained. The Executive shall not during the Term of this Agreement or thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation, entity or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive shall not make use of this type of information for his own purposes or for the benefit of any person, entity or organization other than the Company. The Executive shall also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and shall remain the property of the Company. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

     (b) Proprietary Items. The Executive shall not remove from the Company's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Term, the Executive shall return to The Company all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

     (c) Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. The Executive and the Company shall use their best efforts to cause all pleadings, documents, testimony, and records relating to any such adjudication to be maintained in secrecy and to make the same available for inspection by the Company, the Executive, and their respective attorneys and experts, who shall agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

     6.3  Noncompetition.
          --------------

     (a) During the Term of Employment. The Executive shall not Compete with the Company (hereinafter defined) at any time while he is employed by the Company or receiving payments from the Company.

     (b) Voluntary Termination; Termination With Cause. In the event of a Voluntary Termination or a Termination With Cause, the Executive shall not Compete with the Company for a period consisting of the longer of (i) the remaining Term of this Agreement or (ii) one (1) year; provided that if a Voluntary Termination follows a notice by the Company under Section 2.1 that the
                                                            -----------
Term of this Agreement shall not be automatically extended, there shall be no restriction on the Executive's right to Compete with the Company after the date his employment terminates.

     (c) Termination Without Cause; Constructive Termination. In the event of a Termination Without Cause or Constructive Termination, the Executive shall not Compete with the Company for the shorter of (i) the then remaining Term of this Agreement or (ii) one year from the date of such termination.

     (d)  Definition of "Compete" with the Company. For the purposes of this
Article 6, the term "Compete with the Company" means action by the Executive,
---------
direct or indirect, for his own account or for the account of others, to: (i) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company anywhere within a fifty (50) mile radius of any location where the Company or any affiliate of the Company performs such services at the date of a termination of the Executive's employment or has performed such services within one year prior to such termination of employment; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) 4.99 percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; (ii) solicit business of the same or similar type being carried on by the Company, from any person or entity known by the Executive to be a customer of the Company or its affiliates, whether or not the had personal contact with such person during and by reason of the Executive's employment with the Company; (iii) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company or its affiliates or in any manner induce or attempt to induce any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates; (iv) interfere with the Company's or its affiliates' relationship with any person or entity, including any person or entity who at any time during the Term was an employee, contractor, supplier, or customer of the Company or its affiliates; or (v)

     (e)  Reasonableness of Scope and Duration. The Executive acknowledges that:
(i) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Company's business is national in scope and its products are marketed throughout the United States; (iii) the Company competes with other businesses that are or could be located in any part of the United States; and (iv) the covenants contained in this Section 6.3 are reasonable as to geographic and temporal
                  -----------
scope.

     6.4  Injunctive Relief and Additional Remedy.  The Executive acknowledges
          ---------------------------------------
that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Article 6) would be
                                                             ---------
irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company shall not be obligated to post bond or other security in seeking such relief. Without limiting the Company's rights under this Section 6.4 or any other remedies of the Company, if the
                  -----------
Executive breaches any of the provisions of Article 6, the Company shall have
                                            ---------
the right to cease making any payments otherwise due to the Executive under this Agreement.

     6.5  Covenants of Section 6.2 and Section 6.3 are Essential and Independent
          ----------------------------------------------------------------------
Covenants.  The covenants by the Executive in Section 6.2 and Section 6.3 are
---------                                     -----------     -----------
essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement or employed or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company, the Executive's covenants in Section 6.2 and Section 6.3 are
                                      -----------     -----------
independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise, shall not excuse the Executive's breach of any covenant in Section 6.2 or Section 6.3. If the Executive's
                          -----------    -----------
employment hereunder expires or is terminated, this Agreement shall continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Section 6.2 and Section 6.3.
                                   -----------     -----------

                                   ARTICLE 7
                    CONSOLIDATION, MERGER OR SALE OF ASSETS

     Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or organization which assumes this Agreement and all obligations and undertakings of the Company hereunder.

Upon such a consolidation, merger or sale of assets, the term "the Company" as used herein shall mean or include the other corporation or organization and this Agreement shall continue in full force and effect. This Article 7 is not
                                                        ---------
intended to modify or limit the rights of the Executive hereunder.

                                   ARTICLE 8
                                 MISCELLANEOUS

     8.1  Entire Agreement.  This Agreement contains the entire  understanding
          ----------------
between the Company and the Executive and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

     8.2  Amendment; Waiver.  This Agreement may not be modified or amended
          -----------------
except in writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act on anything other than that which is specifically waived.

     8.3  Severability; Modification of Covenant.  Should any part of this
          --------------------------------------
Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement had been originally executed without including the invalid part. Should any covenant of this Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

     8.4  Effect of Captions.  Titles and captions in no way define, limit,
          ------------------
extend or describe the scope of this Agreement nor the intent of any provision thereof.

     8.5  Counterpart Execution.  This Agreement may be executed in any number
          ---------------------
of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6  Governing Law.  This Agreement has been executed and delivered in the
          -------------
State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Memphis, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of litigation, including attorney's fees incurred in connection therewith, as may be approved by such court.

     8.7  Notices.  All notices, requests, consents and other communications
          -------
hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

     (a) If to the Company, at 70 Timber Creek Drive, Suite 5, Cordova, Tennessee 38018 or at such other address as may have been furnished to the Executive by the Company in writing; or

     (b) If to the Executive, at 2186 Grandbury Way Cove, Germantown, Tennessee 38139 or such other address as may have been furnished to the Company by the Executive in writing.

Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

     8.8  Binding Agreement.  This Agreement shall be binding on the parties'
          -----------------
successors, heirs and assigns.


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                                       11

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                        MASTER GRAPHICS, INC.


                                        By: /s/ Michael B. Bemis
                                           ---------------------------
                                        Name: Michael B. Bemis
                                             -------------------------
                                        Title: Chairman
                                              ------------------------

                                        EXECUTIVE:

                                        /s/ P. Melvin Henson, Jr.
                                        ------------------------------
                                        P. Melvin Henson, Jr.

                                 Schedule 3.2

           Annual Performance Bonus for Year Ended December 31, 2000

Pursuant to Section 3.2 of the Employment Agreement between Master Graphics, Inc. and P. Melvin Henson, Jr., the Compensation Committee of the Board of Directors of Master Graphics has set Mr. Henson's maximum Annual Incentive Award at 100% of his current Base Salary, or $130,000. The Annual Incentive Award shall be earned based upon satisfaction of the following criteria:

1. 12.5% ($16,250) shall be earned if the Company achieves Target 1 (break-even cash flow for first quarter ended March 31, 2000)

2. 12.5% ($16,250) shall be earned if the Company achieves Target 2 (book profitability for the quarter ended September 30,2000);

3. 25% ($32,500) shall be earned if the Company has sufficient funds available under its existing credit facility (or a replacement facility) and under the terms of the Indenture to make the interest payment on the Senior Notes required to be made on June 1, 2000 or if the Company is not legally required to make an interest payment on the Senior Notes on June 1, 2000;

4. 25% ($32,500) shall be earned if the Company restructures its debt or recapitalizes during 2000 in such a fashion as to decrease the Company's annualized interest costs by at least 20% from January 2000 levels; and

5. 25% ($32,500) shall be earned if the Company achieves $37.5 million of EBITDA and $2.5 million in pre-tax profit for the year ended December 31,
            ---
     2000.

All Annual Incentive Awards shall be payable on or before ninety (90) days following the date upon which such Annual Incentive Award is conclusively determined to be earned.

                               Schedule 3.2 - 1

                                  Exhibit 3.3

                            INCENTIVE STOCK OPTION


     This INCENTIVE STOCK OPTION AGREEMENT (this "Option Agreement"), dated as of the 22nd day of February, 2000 (the "Date of Grant"), by and between Master Graphics, Inc., a Tennessee corporation (the "Company"), and P. Melvin Henson, Jr. (the "Optionee"). Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

     WHEREAS, the Board of Directors of the Company (the "Board") has adopted and the shareholders of the Company have approved the Company's 1998 Equity Compensation Plan (the "Plan") pursuant to which the Committee is authorized to grant key employees of the Company and its Subsidiaries incentive stock options to purchase shares of the Company's common stock, par value $.001 per share (the "Common Stock");

     WHEREAS, the Committee appointed by the Board, as the Administrator of the Plan, has determined that the Optionee is to be granted an incentive option to purchase shares of the Company's Common Stock, on the terms and conditions set forth herein; and

     WHEREAS, It is intended that the Option constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained here in, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   Grant of Option. Subject to the terms and conditions hereinafter set
          ---------------
forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Optionee, as of the Date of Grant, an option to purchase up to 50,000 shares of Common Stock at a price of $.8125 per share (the "Exercise Price"), which price is at least equal to the Fair Market Value of the Common Stock on the Date of Grant. Such option is hereinafter referred to as the "Option" and the shares of Common Stock purchasable upon exercise of the Option are hereinafter referred to as the "Option Shares."

     2.   Incentive Stock Option.  The Option is granted under the Plan and is
          ----------------------
intended to qualify as, and shall be treated by the parties hereto as, an incentive stock option as that terms is used in Section 422 of the Code. The Option is subject to the terms and conditions set forth in the Plan.

     3.   Vesting.
          -------

     (a) Subject to such further limitations as are provided herein, upon the continuous employment of the Optionee by the Company through the applicable date indicated below, the Option shall vest and become exercisable in four (4) installments, the Optionee having the right

                                Exhibit 3.3 - 1
hereunder to purchase from the Company the following number of Option Shares upon exercise of the Option:

          (i) on and after June 30, 2000, up to twenty-five percent (25%) of the total number of Option Shares;

          (ii) on and after December 31, 2000, up to fifty percent (50%) of the total number of Option Shares;

          (iii) on and after June 30, 2001, up to seventy-five percent (75%) of the total number of Option Shares; and

          (iv) on and after December 31, 2001, up to one hundred percent (100%) of the total number of Option Shares.

     (b) In the event Optionee's employment by the Company is terminated (i) by the Company in a Termination Without Cause, as such term is defined in that certain employment agreement dated of even date herewith between the Company and the Optionee (the "Employment Agreement") or (ii) by the Optionee in a Constructive Termination, as such term is defined in the Employment Agreement, one hundred percent (100%) of the Option Shares shall vest immediately upon any such termination.

     (c) In the event Optionee's employment by the Company is terminated as a result of the death or Disability, as defined in the Employment Agreement, of the Optionee, one hundred percent (100%) of the Option Shares shall vest immediately upon any such termination.

     (d) In the event Optionee's employment by the Company is terminated as a result of (i) by the Company in a Termination for Cause, as defined in the Employment Agreement; or (ii) by the Optionee as a Voluntary Termination, as defined in the Employment Agreement, the Option to the extent not previously vested pursuant to Section 3(a) shall terminate and become null and void
                   ------------
immediately upon such termination of the Optionee's employment.

     4.   Termination of Option.
          ---------------------

     (a) The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void after the expiration of ten (10) years from the Date of Grant (the "Option Term").

     (b) Upon a termination of the Optionee's employment with the Company, the Option may be exercised during the following periods, but only to the extent that the Option was vested and exercisable on the date of termination:

                                Exhibit 3.3 - 2

          (i) the one-year period following the date of termination of the Optionee's employment by the Company in the case of a termination for Disability, as defined in the Employment Agreement;

          (ii) the six-month period following the date of issuance of letters testamentary or letters of administration to the executor or administrator of the Optionee's estate, in the case of the Optionee's death during his employment by the Company, but not later than one-year after the Optionee's death; and

          (iii) the three-month period following the date of any other termination of the Optionee's employment by the Company.

          (iv)  In no event however, shall any such period described in this
                Section 4(b) extend beyond the Option Term.
                ------------

     (c) After termination of the Optionee's employment by the Company, any portion of the Option not exercised within the time periods provided in Section
                                                                        -------
4(b) shall become immediately null and void.
----

     5.   Nontransferability of Option.  This Option shall not be transferable
          ----------------------------
by the Optionee otherwise than by the Optionee's will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by him. Any heir or legatee of the Optionee shall take rights
herein granted subject to the terms and conditions hereof.   No such transfer of
this Option Agreement to heirs or legatees of Optionee shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

     6.   Method of Exercise of Option.  The vested portion of the Option may be
          ----------------------------
exercised by written notice by the Optionee to the Secretary of the Company setting forth the number of Option Share with respect to which the Option is to be exercised accompanied by payment for the shares to be purchased, and specifying the address to which the certificate for such Option Shares is to be mailed. The notice shall be accompanied by one or a combination of the following payment methods, equal in value to the aggregate Exercise Price: (i) cash, personal check, cashier's check, bank draft, or postal or express money order payable to the order of the Company, (ii) certificates representing freely transferable shares of Common Stock owned by the Optionee duly endorsed for transfer to the Company, or (iii) a written election by Optionee to transact a "cashless exercise" as described in the Plan. Notice may also be delivered by facsimile provided that the Exercise Price of the Option Shares is received by the Company via wire transfer on the same day the facsimile transmission is received by the Company. An option to purchase Option Shares in accordance with the Plan shall be deemed to have been exercised immediately prior to the close of business on the date (i) written notice of such exercise and (ii) payment in full of the Exercise Price for the number of Option Shares for which the Option is being exercised, are both received by the Company, and the Optionee shall be treated for all purposes as the record holder of such Option Shares as of such

                                Exhibit 3.3 - 3
date. As promptly as practicable after receipt of such written notice and payment, the Company shall deliver to the Optionee certificates for the number of shares with respect to which the Option has been so exercised, issued in the Optionee's name or such other name as the Optionee directs; provided, however, that such delivery shall be deemed effective for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Optionee at the address specified herein.

     7.   Notices.  All notices, requests, consents and other communications
          -------
hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

     (a) If to the Company, at 70 Timber Creek Drive, Suite 5, Cordova, Tennessee 38018 or at such other address as may have been furnished to the Executive by the Company in writing; or

     (b) If to the Executive, at 2186 Grandbury Way Cove, Germantown, Tennessee 38139 or such other address as may have been furnished to the Company by the Executive in writing.

Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

     8.   Securities Laws Requirements.  The Option shall not be exercisable to
          ----------------------------
any extent, and the Company shall not be obligated to transfer any Option Shares to the Optionee upon exercise of such Option, if such exercise, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).

     9.   Protections Against Violations of Agreement. No purported sale,
          -------------------------------------------
assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by any holder thereof in violation of the provisions of this Agreement or the Charter or the Bylaws of the Company, will be valid, and the Company will not transfer any of said Option Shares on its books nor will any of said Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

     10.  Withholding Requirements. The Company's obligations under this Option
          ------------------------
Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to the Optionee.

                                Exhibit 3.3 - 4

     11.  Failure to Enforce Not a Waiver.  The failure of the Company to
          -------------------------------
enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

     12.  Governing Law. This Option Agreement shall be governed by and
          -------------
construed according to the laws of the State of Tennessee without regard to its principles of conflict of laws.

     13.  Incorporation of Plan. The Plan is hereby incorporated by reference
          ---------------------
and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.

     14.  Amendments. This Option Agreement may be amended or modified at any
          ----------
time only by an instrument in writing signed by each of the parties hereto.

     15.  No Rights as a Stockholder. Neither the Optionee nor any of the
          --------------------------
Optionee's successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until the date of issuance of a stock certificate for such shares of Common Stock.

     16.  Agreement Not a Contract of Employment. Neither the Plan, the granting
          --------------------------------------
of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any affiliate of the Company for any period of time or at any specific rate of compensation.


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                                Exhibit 3.3 - 5

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement on the day and year first above written.


                                        MASTER GRAPHICS, INC.


                                        By
                                          ----------------------------
                                        Name
                                            --------------------------
                                        Title
                                             -------------------------

                                        Accepted and Agreed:


                                        ------------------------------
                                        P. Melvin Henson, Jr.



                                 Exhibit 3.3-6